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                                                                    EXHIBIT 5.1

                               CONSENT OF COUNSEL

December 30, 2003

Persistence Software, Inc.
1720 South Amphlett Blvd., Third Floor
San Mateo, California 94402

Registration Statement on Form S-3
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Ladies and Gentlemen:


         We have examined the Registration Statement on Form S-3 (the "REGISTRATION STATEMENT") filed by you with the Securities and Exchange Commission (the "COMMISSION") on or about December 22, 2003 in connection with the registration under the Securities Act of 1933, as amended, of 300,000 shares of your currently issued and outstanding common stock (the "Shares") and warrants to purchase 90,000 shares of common stock (the "Warrant Shares"), sold to certain stockholders listed in the Registration Statement (the "Selling Stockholders"). As your legal counsel in connection with this transaction, we have examined the proceedings taken and are familiar with the proceedings taken by you in connection with the sale and issuance of the Shares and the Warrant Shares.

         It is our opinion that the Shares are legally and validly issued, fully paid and non-assessable, and that the Warrant Shares, when issued pursuant to the underlying warrants, will be validly issued, fully paid and nonassessable.

         We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including the prospectus constituting a part thereof, and in any amendment thereto.


                                         Sincerely,

                                         /s/ HELLER EHRMAN WHITE & MCAULIFFE LLP